October __, 2006

Small World Kids, Inc.
Small World Toys, Inc.
5711 Buckingham Parkway
Culver City, CA 90230

Re: Overadvance Side Letter

Reference is made to (a) the Security Agreement, dated as of February 28, 2006 by and between Small World Kids, Inc., a Nevada corporation (the “Parent”), Small World Toys, Inc., a California corporation (“SMT” and together with the Parent, the “Companies” and, each a “Company”) and Laurus Master Fund, Ltd. (“Laurus”) (as amended, supplemented, restated or modified from time to time, the “Security Agreement”), and the Ancillary Agreements referred to in the Security Agreement, and (b) all documents, instruments and agreements executed in connection with the agreements referenced in the foregoing clause (a) (all documents referred to in the foregoing clauses (a) and (b), collectively, the “Documents”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Security Agreement. Laurus is hereby notifying the Companies of its decision to exercise the discretion granted to it pursuant to Section 2(a)(ii) of the Security Agreement to make Loans to the Companies during the Period (as defined below) in excess of the Formula Amount (the “Overadvance”). The aggregate principal amount of the Overadvance as of the date hereof shall be $1,500,000, of which amount $750,000 is already currently outstanding and $750,000 will be funded to the Companies upon the effectiveness of this Agreement. Notwithstanding the foregoing, the Overadvance shall at no time exceed the lesser of (x) $1,500,000 and (y) the sum of the Capital Availability Amount less the then applicable Formula Amount (the “Maximum Overadvance Amount”).

In connection with making the Overadvance, for a period of one (1) year from the date hereof (the “Period”), Laurus hereby waives compliance with Section 3 of the Security Agreement, but solely as such provision relates to the immediate repayment requirement for Overadvances. Laurus further agrees that solely for such Period (but not thereafter), (i) the incurrence and existence of the Overadvance shall not trigger an Event of Default under Section 19(a) of the Security Agreement and (ii) notwithstanding anything to the contrary set forth in Section 5(b)(ii) of the Security Agreement, during the Period, the rate of interest applicable to such Overadvance shall be the “prime rate” published in The Wall Street Journal from time to time (the “Prime Rate”), plus two percent (2%) (the “Overadvance Rate”). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on November 1, 2006 on the first business day of each consecutive calendar month thereafter through and including the expiration of the Period, whether by acceleration or otherwise. All other terms and provisions of the Security Agreement and the Ancillary Agreements shall remain in full force and effect. The Overadvance Rate shall not at any time be less than eight percent (8.0%). For the avoidance of doubt, all proceeds applied by any Company in repayment of its obligations to Laurus hereunder and under the Security Agreement and the Ancillary Agreements shall be first applied as a repayment of the Overadvance unless otherwise agreed by Laurus. Once repaid, at the sole discretion of Laurus, the Overadvance may be reborrowed during the Period provided that the aggregate amount of all Overadvances outstanding at any time shall not exceed the Maximum Overadvance Amount.

The Companies hereby acknowledge that all amounts outstanding under the Overadvance (together with accrued interest and fees which remain unpaid in respect thereof) on the date of expiration of the Period shall, jointly and severally, be repaid in full by the Companies on such date of expiration. The failure to make any required repayment of an Overadvance shall give rise to an immediate Event of Default.

The Parent understands that it has an affirmative obligation to make prompt public disclosure of material agreements and material amendments to such agreements. It is the Parent’s determination that neither this letter nor the terms and provisions of this letter, (collectively, the “Information”) are material. The Parent has had an opportunity to consult with counsel concerning this determination. The Parent hereby agrees that Laurus shall not be in violation of any duty to any Company or its shareholders, nor shall Laurus be deemed to be misappropriating any information of any Company, if Laurus sells shares of common stock of the Parent, or otherwise engages in transactions with respect to securities of the Parent, while in possession of the Information.

This letter may not be amended or waived except by an instrument in writing signed by each of the Companies and Laurus. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

This Overadvance Side Letter shall for all purposes be deemed to be an Ancillary Agreement.

If the foregoing meets with the Companies’ approval please signify the Companies’ acceptance of the terms hereof by signing below.

LAURUS MASTER FUND, LTD.

By:
Name: Title:

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AGREED AND ACCEPTED ON THE DATE HEREOF:

SMALL WORLD KIDS, INC., a Nevada corporation

By:
Name:
Title:

SMALL WORLD TOYS, INC., a California corporation

By:
Name:
Title:

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